Exhibit 99.1

Mace Reports Financial Results for the First Quarter Ended March 31, 2010

HORSHAM, Pa.--(BUSINESS WIRE)--May 12, 2010--Mace Security International, Inc. ("Mace" or the “Company”) (NASDAQ Global: MACE) today announced financial results for the first quarter 2010 ended March 31, 2010.

Financial Results, First Quarter of 2010 Compared to First Quarter of 2009

Total revenues for the first quarter ended March 31, 2010 were $7.0 million, as compared to $7.2 million for the same period in 2009. The decrease in overall revenues during the first quarter of 2010 was primarily due to a decrease in revenues of $318,000 from Mace’s Digital Media Marketing Segment, principally as a result of reductions in revenues in the Purity cosmetic product line and ExtremeBriteWhite teeth whitening products, partially offset by sales from the introduction of several new products in 2009. Our Security Segment’s revenues increased approximately $90,000 in the first quarter of 2010 compared to the same period in 2009.

Loss from continuing operations for the first quarter of 2010 was approximately ($6.5) million, or ($0.41) per share, compared to a loss from continuing operations of ($1.5) million, or ($0.10) per share, in the first quarter of 2009. The increase in operating loss from continuing operations was primarily due to the recording of a $4.5 million charge related to the Paolino arbitration award, an increase in cost of revenues from new member acquisitions in our Digital Media Marketing Segment, and an increase in Selling, General and Administration expenses as a result of the acquisition of Mace CSSS.

Discontinued operations include all of the Company’s car wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated losses, inclusive of impairment charges, of approximately ($271,000) or ($0.02) per share, for the three months ended March 31, 2010 and ($59,000), or $0 per share, in the same period of 2009.

Net loss for the three months ended March 31, 2010 was approximately ($6.8) million, or ($0.43) per share, compared to a net loss of approximately ($1.6) million, or ($0.10) per share, for the three months ended March 31, 2009.

The Company’s net book value was $25.0 million, or $1.59 per share, at March 31, 2010. In addition, Mace had $39.1 million in total assets, including $7.9 million of cash, cash equivalents and short-term investments at March 31, 2010.

2010 First Quarter Highlights

  Mace released a new hardware product for perimeter security. Mace is the exclusive distributor for SabraFence™, an innovative intrusion detection system that utilizes a transducer capable of multiple sensing and installed on new and existing fence structures. Mace launched this product at the FenceTech and ISC West industry conferences in the first quarter.
  Mace continued to strengthen its Security Segment’s management team.
    Promoted Morgan Hertel to Vice-President and General Manager of Mace’s wholesale central monitoring subsidiary, Mace CSSS. Mr. Hertel has over 30 years experience in the monitoring and security business and is active in industry associations.
    Named Joel Rieger as Global Product Manager of Video Solutions. Mr. Rieger has over 14 years in the CCTV industry as a Global Product Manager of Cameras for GE Security and as Vice President for PrividEye Systems, a systems integrator.
  Mace completed and launched new web marketing tools.
    Launched a revamped e-commerce site: www.mace.com
    Revised and upgraded our corporate site: http://corp.mace.com/
    Introduced a new online training site, Mace University: www.macepro.com.
  Mace announced the sale of another car wash facility in Lubbock, Texas. The company currently owns and/or leases seven car washes in Texas, two of which are under agreements of sale.

Dennis Raefield, CEO and President of Mace, stated, “We are obviously disappointed by the decisions of the arbitrators in the arbitration matter concerning our former CEO, Mr. Louis D. Paolino, Jr. We are reviewing the arbitration award and we are considering our options. We have the cash available to pay the arbitration award.

“We are continuing to see slight revenue improvements in certain of our Security Segment operations, indicative of improving business conditions. We continue to focus on cost reductions to get to a profitable level. We have recently launched new products, services, and websites that have been in development for several months.

“Our Digital Media Marketing segment showed a 69% increase in sales over the fourth quarter of 2009, but not yet at the profit margin levels we expected due to heavy customer acquisition costs from strong new member sign-ups. We are focused on turning this business segment around and we have publicly announced that we have retained an investment banking firm to explore the sale of this business since it is not core to our security segment strategy.”

Conference Call

Mace will conduct a conference call on Wednesday, May 19, 2010 at 11:00 AM Eastern Time. The participant conference call number is (877) 765-9452, conference ID: 73237612. There will also be access to a digital recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 73237612. This will be available after the teleconference from 4:00 PM Eastern, Wednesday, May 19, 2010 through Wednesday, June 2, 2010.

About Mace

Mace Security International, Inc. is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and is an owner and operator of a wholesale central monitoring station. The Company also operates a Digital Media Marketing and e-commerce business. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “projected,” “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, are contained under the heading “Risk Factors” in Mace’s SEC filings, including its periodic reports on Form 10-K and Form 10-Q, which reports should be read in conjunction with this press release.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Revenues
Security	$4,267	$4,177
Digital media marketing	2,729	3,047

	6,996	7,224
Cost of revenues
Security	3,016	2,943
Digital media marketing	2,269	2,142

	5,285	5,085

Selling, general and administrative expenses	3,515	3,472
Arbitration award	4,500	-
Depreciation and amortization	209	176

Operating loss	(6,513)	(1,509)

Interest (expense) income, net	(10)	13
Other income (expense)	4	(3)
Loss from continuing operations before income taxes	(6,519)	(1,499)

Income tax expense	25	40

Loss from continuing operations	(6,544)	(1,539)

Loss from discontinued operations, net of tax	(271)	(59)

Net loss	$(6,815)	$(1,598)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.41)	$(0.10)
Loss from discontinued operations	(0.02)	-
Net loss	$(0.43)	$(0.10)

Weighted average shares outstanding
Basic	15,913,775	16,285,377
Diluted	15,913,775	16,285,377

Mace Security International, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$6,863	$8,289
Short-term investments	990	1,086
Accounts receivable, net	1,708	1,939
Inventories, net	4,683	5,232
Other current assets	1,990	2,078
Assets held for sale	6,319	7,180
Total current assets	22,553	25,804

Property and equipment, net	3,360	3,275

Goodwill	7,869	7,869

Other intangible assets, net	3,649	3,780

Other assets	1,625	1,630
	$39,056	$42,358

LIABILITIES AND EQUITY

Current Liabilities
Current portion of long-term debt and capital lease obligations	$132	$109
Accounts payable and accrued expenses	10,195	6,464
Other current liabilities	522	525
Liabilities related to assets held for sale	2,009	2,123
Total current liabilities	12,858	9,221

Long-term debt and capital lease obligations, net of current portion	712	688

Other liabilities	461	461

Stockholders' Equity	25,025	31,988
	$39,056	$42,358

CONTACT:
Mace Security International, Inc.
Don Taylor, Vice President
954-449-1306
dtaylor@mace.com